Exhibit 99.1

Cabaletta Bio Announces Pricing of Public Offering of Securities

PHILADELPHIA, June 11, 2025 — Cabaletta Bio, Inc. (“Cabaletta” or the “Company”) (Nasdaq: CABA), a clinical-stage biotechnology company focused on developing and launching the first curative targeted cell therapies designed specifically for patients with autoimmune diseases, announced today the pricing of an underwritten public offering consisting of (i) 39,200,000 shares of its common stock and accompanying warrants to purchase an aggregate of 39,200,000 shares of common stock (or pre-funded warrants in lieu thereof) and (ii) in lieu of common stock, to certain investors, pre-funded warrants to purchase an aggregate of up to 10,800,000 shares of its common stock and accompanying warrants to purchase an aggregate of 10,800,000 shares of common stock (or pre-funded warrants in lieu thereof), at an exercise price of $0.00001 per pre-funded warrant. Cabaletta also granted the underwriters a 30-day option to purchase up to an additional 15,000,000 shares of common stock and/or warrants at the public offering price, less underwriting discounts and commissions. The common stock and pre-funded warrants are being sold in combination with an accompanying warrant to purchase one share of common stock (or a pre-funded warrant in lieu thereof) issued for each share of common stock or pre-funded warrant sold. The accompanying warrant has an exercise price of $2.50 per share, is immediately exercisable from the date of issuance and will expire fifteen months from the date of issuance. The combined offering price of each share of common stock and accompanying common stock warrant is $2.00. The combined offering price of each pre-funded warrant and accompanying common stock warrant is $1.99999.

All of the shares, pre-funded warrants and accompanying common stock warrants in the offering are being sold by Cabaletta. The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $100 million, excluding any exercise of the underwriters’ option to purchase additional shares and/or warrants.

Jefferies, TD Cowen and Cantor are acting as joint book-running managers for the offering. The offering is expected to close on or about June 12, 2025, subject to customary closing conditions.

The shares of common stock, pre-funded warrants and common stock warrants and shares of common stock issuable upon the exercise of the pre-funded warrants and common stock warrants are being offered by Cabaletta pursuant to a shelf registration statement on Form S-3 (File No. 333-278126), as amended by that certain Post-Effective Amendment No. 1 to Form S-3 (No. 333-278126) and that certain Post-Effective Amendment No. 2 to Form S-3 (No. 333-278126), as filed with the U.S. Securities and Exchange Commission (SEC) on March 31, 2025 and declared effective on March 31, 2025. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on June 12, 2025. The final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and may also be obtained, when available, from: Jefferies LLC by mail at Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; TD Securities (USA) LLC, by mail at 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (833) 297-2926 or by email at TD.ECM_Prospectus@tdsecurities.com; Cantor Fitzgerald & Co. by mail at Attention: Capital Markets, 110 East 59th Street, New York 10022 or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cabaletta Bio

Cabaletta Bio (Nasdaq: CABA) is a clinical-stage biotechnology company focused on developing and launching the first curative targeted cell therapies designed specifically for patients with autoimmune diseases. The CABA™ platform encompasses two complementary strategies which aim to advance the discovery and development of engineered T cell therapies with the potential to become deep and durable, perhaps curative, treatments for a broad range of autoimmune diseases. The lead CARTA (Chimeric Antigen Receptor T cells for Autoimmunity) strategy is prioritizing the development of rese-cel, a 4-1BB-containing fully human CD19-CAR T cell investigational therapy. Rese-cel is currently being evaluated in the RESET™ (REstoring SElf-Tolerance) clinical development program spanning multiple therapeutic areas, including rheumatology, neurology and dermatology. Cabaletta Bio’s headquarters and labs are located in Philadelphia, PA.

Forward-Looking Statements

This press release contains “forward-looking statements” of Cabaletta Bio within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including without limitation, express or implied statements regarding: Cabaletta’s business plans and objectives as a whole; Cabaletta’s ability to realize its vision of launching the first curative targeted cell therapy designed specifically for patients with autoimmune diseases; Cabaletta’s beliefs and expectations regarding its anticipated public offering; uncertainties related to market conditions and statements regarding the timing, size and expected proceeds of the anticipated offering; and the safety, tolerability, efficacy, advancement and success of Cabaletta’s clinical programs.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties related to completion of the public offering on the anticipated terms, or at all, include, but are not limited to, market conditions and the satisfaction of customary closing conditions related to the public offering. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Cabaletta’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Cabaletta’s most recent annual report on Form 10-K filed on March 31, 2025 and our subsequent quarterly reports on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Cabaletta’s other filings with the SEC, including those contained or incorporated by reference in the preliminary prospectus supplement related to the public offering to be filed with the SEC.

Contacts

Anup Marda

Chief Financial Officer

investors@cabalettabio.com